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                                                                     EXHIBIT 5.1

                   [Letterhead of GreenPoint Financial Corp.]

                                                                  March 22, 1999

GreenPoint Financial Corp.
90 Park Avenue
New York, New York 10016

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

   I, or members of my staff subject to my supervision, have acted as counsel to GreenPoint Financial Corp., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (as it may be amended from time to time, the "Registration Statement") relating to the up to 1,600,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share, to be sold by the selling stockholders named in the Registration Statement in an offering to be conducted pursuant to Rule 415 of the General Rules and Regulations under the Securities Act of 1933, as amended.

   In rendering this opinion, I, or members of my staff subject to my supervision, have examined such corporate records and other documents, and have reviewed such matters of law, as I have deemed necessary or appropriate. Based on the foregoing, I am of the opinion that the Shares have been validly issued and are legally authorized, fully paid and nonassessable.

   I hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorney who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit
5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Howard C. Bluver

                                          Howard C. Bluver